Exhibit 99.1

United Refining Company Provides First Quarter 2006 Earnings Guidance

WARREN, PENNSYLVANIA, December 2, 2005 – United Refining Company announced today that it expects earnings for the first fiscal quarter of 2006 ending November 30, 2005, to be comparable to the first quarter of fiscal 2005. The Company reported First Quarter fiscal 2005 net income of $6.1 million and EBITDA of $20.1 million.

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

United Refining Company

(dollars in thousands)

Three Months Ended

November 30, 2004

(as restated)

Net Income	$6,063

Interest Expense	5,662
Income Tax Expense	4,034
Depreciation	3,342
Amortization	992

EBITDA	$20,093

In estimating EBITDA for the first quarter of fiscal 2006, which ended November 30, 2005, the Company assumes the aggregate of the various components comprising EBITDA will be comparable to the first quarter of fiscal 2005 even though the individual components may be different.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

United Refining Company is the leading integrated refiner and marketer of petroleum products in its primary market area, which encompasses western New York and northwestern Pennsylvania. The Company owns and operates a medium complexity 65,000 bpd petroleum refinery in Warren, PA where it produces a variety of products, including various grades of gasoline, diesel fuel, kerosene, No. 2 heating oil and asphalt. United markets its refinery products and merchandise through 376 Company-operated retail stations. The Company also sells gasoline, distillates and asphalt on a wholesale basis. The Company’s Internet address is www.urc.com.

CONTACT: James	E. Murphy, Vice President and Chief Financial Officer

Phone: (814)	723-1500